================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                               PIONEER CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   723646105**
                                 (CUSIP Number)


                                DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** The Issuer's application to withdraw the subject class of securities from listing and registration on the New York Stock Exchange, Inc. was granted by the U.S. Securities and Exchange Commission on January 23, 2006, and the Issuer filed a Certification and Notice of Termination of Registration under Section 12(g) of the Act on Form 15 on December 18, 2006. Accordingly, the reporting persons below are no longer subject to Schedule 13G reporting requirements with respect to their holding of the securities.

================================================================================

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          11,466,392
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        11,466,392
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,466,392
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       The Bank of Tokyo-Mitsubishi UFJ, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          6,490,793
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        6,490,793
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,490,793
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          3,048,560
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,048,560
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,048,560
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          719,939
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        719,939
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       719,939
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       Mitsubishi UFJ Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          36,412
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        36,412
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,412
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          1,179,900
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        1,179,900
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,179,900
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

       MU Investments Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          27,200
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        27,200
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       27,200
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 723646105
-----------------------


ITEM 1

         (a)      NAME OF ISSUER

                  Pioneer Corporation

                  The Issuer's application to withdraw the subject class of securities from listing and registration on the New York Stock Exchange, Inc. was granted by the U.S. Securities and Exchange Commission on January 23, 2006, and the Issuer filed a Certification and Notice of Termination of Registration under
                  Section 12(g) of the Act on Form 15 on December 18, 2006. Accordingly, the reporting persons below are no longer subject to Schedule 13G reporting requirements with respect to their holding of the securities.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  4-1 Meguro 1-chome, Meguro-ku, Tokyo 153-8654, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc. ("MUFG")

                  The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

                  Mitsubishi UFJ Trust and Banking Corporation ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd. ("MUS")

                  Mitsubishi UFJ Securities International plc ("MUSI")

                  Mitsubishi UFJ Asset Management Co., Ltd. ("MUAM")

                  MU Investments Co., Ltd. ("MUI")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8330, Japan

                  BTMU:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

-----------------------
CUSIP NO. 723646105
-----------------------


                  MUSI:
                  6 Broadgate, London EC2M 2AA
                  United Kingdom

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUI:
                  2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
                  Tokyo 103-0022, Japan

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

                  The Issuer's application to withdraw the subject class of securities from listing and registration on the New York Stock Exchange, Inc. was granted by the U.S. Securities and Exchange Commission on January 23, 2006, and the Issuer filed a Certification and Notice of Termination of Registration under
                  Section 12(g) of the Act on Form 15 on December 18, 2006. Accordingly, the reporting persons above are no longer subject to Schedule 13G reporting requirements with respect to their holding of the securities.

         (e)      CUSIP NUMBER

                  723646105


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         MUFG:      (a)  [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [ ] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [X] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

-----------------------
CUSIP NO. 723646105
-----------------------


                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).

         BTMU:      (a)  [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [ ] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).

         MUTB:      (a)  [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [ ] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).

-----------------------
CUSIP NO. 723646105
-----------------------


         MUS:       (a)  [X] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [ ] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                         240.13d-1(b)(1)(ii)(J).

         MUSI:      (a)  [X] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [ ] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).


         MUAM:      (a)  [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

-----------------------
CUSIP NO. 723646105
-----------------------


                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [X] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).


         MUI:       (a)  [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                    (e)  [X] An investment adviser in accordance with section
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).


ITEM 4            OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  For MUFG

-----------------------
CUSIP NO. 723646105
-----------------------


                  (a) Amount Beneficially Owned:                      11,466,392

                  (b) Percent of Class:                                    6.57%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote: 11,466,392

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                           11,466,392

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For BTMU

                  (a) Amount Beneficially Owned:                       6,490,793

                  (b) Percent of Class:                                    3.72%

                  (c) Number of shares as to which the person has:

                      (i)  Sole power to vote or to direct the vote:   6,490,793

                      (ii)  Shared power to vote or to direct the vote:     -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                            6,490,793

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUTB

                  (a) Amount Beneficially Owned:                       3,048,560

                  (b) Percent of Class:                                    1.75%

                  (c) Number of shares as to which the person has:

                      (i)  Sole power to vote or to direct the vote:   3,048,560

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                            3,048,560

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUS

                  (a) Amount Beneficially Owned:                         719,939

                  (b) Percent of Class:                                    0.41%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:    719,939

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                              719,939

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUSI

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CUSIP NO. 723646105
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                  (a) Amount Beneficially Owned:                          36,412

                  (b) Percent of Class:                                    0.02%

                  (c) Number of shares as to which the person has:

                      (i)  Sole power to vote or to direct the vote:      36,412

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                               36,412

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUAM

                  (a) Amount Beneficially Owned:                       1,179,900

                  (b) Percent of Class:                                    0.68%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:  1,179,900

                      (ii)  Shared power to vote or to direct the vote:     -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                            1,179,900

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUI

                  (a) Amount Beneficially Owned:                          27,200

                  (b) Percent of Class:                                    0.02%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:     27,200

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                               27,200

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of December 31, 2006, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

                  The Issuer's application to withdraw the suject class of securities from listing and registration on the New York Stock Exchange, Inc. was granted by the U.S. Securities and Exchange Commission on January 23, 2006, and the Issuer filed a Certification and Notice of Termination of Registration under
                  Section 12(g) of the Act on Form 15 on December 18, 2006. Accordingly, the reporting persons above are no longer subject to Schedule 13G reporting requirements with respect to their holding of the securities.


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

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CUSIP NO. 723646105
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                  Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  As of December 31, 2006, MUFG beneficially owns 11,466,392 shares indirectly through its subsidiaries as follows: BTMU holds 6,490,793 shares; MUTB holds 3,048,560 shares; MUS holds 719,939 shares (including 36,412 shares indirectly held through MUS's subsidiary, MUSI); MUAM holds 1,179,900 shares; and MUI holds 27,200 shares.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10           CERTIFICATION

                  By signing below the filers certify that, to the extent of their best knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 723646105
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                  By:   /s/ Takami Onodera
                                        -------------------------------
                                  Name:  Takami Onodera

                                  Title: General Manager, Credit &
                                         Investment Management Division

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CUSIP NO. 723646105
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.



                                  By:   /s/ Takami Onodera
                                        --------------------------------
                                  Name:  Takami Onodera

                                  Title:  General Manager, Credit Policy
                                          & Planning Division

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CUSIP NO. 723646105
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                  By:   /s/ Koji Kawakami
                                        --------------------------------------
                                  Name:  Koji Kawakami

                                  Title:  Deputy General Manager of Trust
                                          Assets Planning Division

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CUSIP NO. 723646105
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MITSUBISHI UFJ SECURITIES CO., LTD.



                                  By:   /s/ Akio Sashida
                                        -------------------------------------
                                  Name:  Akio Sashida

                                  Title:  Executive Officer & General Manager

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CUSIP NO. 723646105
-----------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC



                                  By:   /s/ Kenichi Yamana
                                        -------------------------------------
                                  Name:  Kenichi Yamana

                                  Title:  Managing Director

-----------------------
CUSIP NO. 723646105
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                  By:   /s/ Yasushi Inoue
                                        -----------------------------------
                                  Name:  Yasushi Inoue

                                  Title:  General Manager of Risk Management
                                          Division

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CUSIP NO. 723646105
-----------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date: January 31, 2007



                                  MU INVESTMENTS CO., LTD.



                                  By:   /s/ Kenji Fujii
                                        ----------------------------
                                  Name:  Kenji Fujii

                                  Title:  General Manager of Risk
                                          Management Dept.